Exhibit 99.2

August 2, 2016

ZAGG Reports Record Second Quarter 2016 Net Sales of $99.8 Million; Maintains Annual Guidance

SALT LAKE CITY, August 2, 2016 (GLOBE NEWSWIRE) -- ZAGG Inc (NASDAQ: ZAGG), a leading global mobile lifestyle company, today announced financial results for the second quarter ending June 30, 2016.

Highlights (Comparisons versus second quarter of 2015)

●	Net sales increased 50% to a second quarter record of $99.8 million as compared to $66.7 million
●	Gross margin of $30.9 million (31% of net sales) compared to $25.0 million (37% of net sales); ZAGG (excluding mophie results) gross margin increased 200 basis points to 39% of net sales compared to 37%
●	GAAP earnings per share of $(0.04); Adjusted earnings per share of $0.11
●	Adjusted EBITDA of $10.6 million
●	Identifies $8.0 million in 2016 cost savings/synergies
●	Maintains 2016 annual guidance, net sales and Adjusted EBITDA potentially at the low end of the range

“We are very pleased with our results for the second quarter. The overall business is performing well, with the ZAGG business ahead of expectations and improved momentum in the mophie business,” commented Randy Hales, President and Chief Executive Officer of ZAGG Inc. “I’m also pleased with the integration of the mophie acquisition, which is proceeding well ahead of plan.”

“We have acted quickly to implement our sales and inventory processes with mophie and to drive synergies and lower costs at both companies which we estimate should result in approximately $8.0 million in savings this year,” continued Mr. Hales. “We are maintaining our 2016 annual guidance of $460 million to $500 million for net sales and $60 million to $65 million for Adjusted EBITDA, with the expectation that results could be at the lower end of the range.”

2016 Second Quarter

(Comparisons versus second quarter of 2015)

(in millions, except per share amounts)	June 30, 2016	June 30, 2015
Net Sales	$99.8	$66.7
Gross Profit (Gross Profit %)	$30.9 (31%)	$25.0 (37%)
Net Income (Loss)	$(1.0)	$3.7
Diluted Earnings (Loss) per Share	$(0.04)	$0.12
Adjusted EBITDA (EBITDA %)	$10.6 (11%)	$10.3 (16%)
Adjusted Net Income*	$3.1	$3.7
Adjusted Earnings per Share*	$0.11	$0.12

*Reflects add back of costs incurred directly related to the mophie acquisition, net of tax, including: (1) $2.9 million in amortization from mophie acquired intangibles, (2) $0.3 million of transaction costs, (3) $2.2 million in cost of goods sold impact related to the fair value write-up of mophie inventory at acquisition, and (4) $1.3 million in mophie restructuring charges and mophie employee retention bonus. There is no impact on 2015 as all charges occurred during 2016.

Net sales for the second quarter grew 50% to $99.8 million compared to $66.7 million, primarily due to sales from mophie of $32.0 million, increased sales of screen protection products, and an increase in online sales. These increases were partially offset by declines in tablet keyboards and audio sales.

Gross profit was $30.9 million (31% of net sales), compared to $25.0 million, (37% of net sales). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins and the expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting. These decreases were partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 39% compared to 37%.

The Company recorded a net loss for the quarter of $(1.0) million, compared to net income of $3.7 million, with loss per share of $(0.04) (on 28.1 million shares) compared to $0.12 (on 29.8 million shares). The decline in earnings was due primarily to the reduction in gross margin described above combined with expenses related to the acquisition of mophie, including amortization of acquired mophie intangibles of $2.9 million and restructuring charges of $1.1 million.

Year-to-Date 2016 Results

(Comparisons versus first half of 2015)

(in millions, except per share amounts)	June 30, 2016	June 30, 2015
Net Sales	$162.3	$123.9
Gross Profit (Gross Profit %)	$54.6 (34%)	$47.9 (39%)
Net Income (Loss)	$(4.3)	$6.9
Diluted Earnings (Loss) per Share	$(0.16)	$0.23
Adjusted EBITDA (EBITDA %)	$15.6 (10%)	$19.6 (16%)
Adjusted Net Income*	$2.2	$6.9
Adjusted Earnings per Share*	$0.08	$0.23

*Reflects add back of costs incurred directly related to the mophie acquisition, net of tax, including: (1) $3.7 million in amortization from mophie acquired intangibles, (2) $2.3 million of transaction costs, (3) $3.3 million in cost of goods sold impact related to the fair value write-up of mophie inventory at acquisition, and (4) $1.2 million in mophie restructuring charges and mophie employee retention bonus. There is no impact on 2015 as all charges occurred during 2016.

Net sales for the first six months increased 31% to $162.3 million compared to $123.9 million primarily due to sales from mophie of $39.7 million, increased sales of screen protection products, and an increase in online sales. Partially offsetting these gains were lower sales in tablet keyboards.

Gross profit improved in the first six months to $54.6 million (34% of net sales) compared to $47.9 million (39% of net sales). The decline in gross margin percentage was due primarily to the impact of lower mophie gross profit margins and the expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting. These decreases were partially offset by improved ZAGG (excluding mophie) gross margin percentage, which increased to 40% compared to 39%.

Net loss for the first six months was $(4.3) million, compared to a net income of $6.9 million with loss per share of $(0.16) (on 27.9 million shares) compared to earnings per share of $0.23 (on 29.7 million shares).

2016 Business Outlook (reflecting 10 months of mophie contribution)

The Company maintains overall guidance, including maintaining the forecast for net sales and Adjusted EBITDA to be at the low end of the range due to a slower ramp up of mophie sales related to the post-closing supply chain constraints.

The Company’s annual guidance for 2016 is as follows:

●	Net sales of $460 - $500 million
●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s
●	Adjusted EBITDA of $60 - $65 million
●	Annual effective tax rate of approximately 40%

Additional Non-GAAP Financial Information – Adjusted EBITDA and Adjusted Net Income (Loss)

Second quarter Adjusted EBITDA was $10.6 million or 11% of net sales, compared to $10.3 million or 16% of net sales. Year-to-date, Adjusted EBITDA was $15.6 or 10% of net sales, compared to $19.6 million or 16% of net sales.

The Company incurred expenses and charges related to the acquisition of mophie, and has added an additional non-GAAP metric, Adjusted Net Income, which adjusts for the effect of transaction related expenses, amortization of mophie acquired intangibles, and the fair value write-up of mophie inventory related to the acquisition.

Adjusted Net Income for the second quarter was $3.1 million or $0.11 per diluted share, compared to $3.7 million or $0.12 per diluted share. Year-to-date Adjusted Net Income was $2.2 million or $0.08 per diluted share, compared to $6.9 million or $0.23 per diluted share.

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About Non-GAAP Financial Information

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, and mophie employee retention bonus) and Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, and mophie employee retention bonus – all net of tax) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Conference Call

A conference call will be held today at 5:00 p.m. EST to review these results. Interested parties may access via the Internet on the Company's website at: investors.zagg.com.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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About ZAGG Inc

ZAGG is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, mobile keyboards, power management solutions, social tech, and personal audio sold under the ZAGG®, mophie®, InvisibleShield®, and iFrogz® brands. ZAGG has operations in the United States, Ireland, and China. ZAGG products are available worldwide, and can be found at leading retailers including Best Buy, Verizon, AT&T, Sprint, Walmart, Vodafone, and EE. For more information, please visit the company’s websites at www.zagg.com and www.mophie.com and follow us on Facebook, Twitter and Instagram.

CONTACT:

Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Press Inquiries:

ZAGG Inc

Jeff DuBois

801-506-7336

jeff.dubois@zagg.com

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